Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-183916 on Form S-3 and in Registration Statements No. 333-148989, 333-163634, 333-179543 on Form S-8 of our reports dated February 11, 2015, relating to the financial statements of Nanosphere, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Nanosphere, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 11, 2015